pillsbury

Pillsbury Winthrop Shaw Pittman LLP

1200 Seventeenth Street  NW  I          Washington,  DC 20036-3006   I          tel 202.663.8000   1              fax 202.663.8007

Robert B. Robbins tel: 202.663.8136 robert.robbins@pillsburylaw.com

December 15, 2016

Patricia Poglinco Nicholas Miller Seward & Kissel LLP

One Battery Park Plaza

New York, NY 10004

Dear Ms. Poglinco and Mr. Miller,

We are counsel to Consolidate-Tomoka Land Co. ("CTO" or "the Company").   We are writing in response to the letters dated November 14, 2016 and November 25, 2016 to the Company from David J. Winters arid Liz Cohernour of Wintergreen Advisers, LLC ("Wintergreen")  which letters directed the Company's responses to you, as counsel for Wintergreen.

The November 14 letter purported to nominate four persons for election to the Company's Board of Directors (the "Board") and requested that the nominations be included in the Company's 2017 proxy statement.  The November 25 letter purported to serve as formal notice that Wintergreen intends to present those four nominees at the Company's 2017 Annual Meeting of Shareholders (the "Annual Meeting").

Section 1.11 of the Company's Amended and Restated Bylaws (the ''Bylaws")  sets forth the Company's rules for shareholder nominations and other proposals. It provides "the exclusive means for a shareholder to submit such business... before an annual meeting of shareholders"(§1.11(d) of the Bylaws). To be eligible to nominate candidates for the Board, a shareholder must be a shareholder of record on both the date of giving the notice and the record date for the determination  of shareholders entitled to vote at the Annual Meeting (§1.11(a)(3)(A)  of the Bylaws).  The shareholder must also affirmatively represent in its notice of nominations that it is a  shareholder of record (§1.11(b)(2)(C)(iv)  ofthe Bylaws).  Wintergreen's letters did not affirmatively represent that it is a shareholder of record.  Wintergreen's letters stated only that it "may be deemed to beneficially own 1,553,075 shares" (emphasis added).  The Company's transfer agent has advised the Company that Wintergreen is not, and was not when it delivered its letters, a shareholder of record.

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To be timely, notice from a shareholder of record must be received by the secretary of the Company not earlier than the close of business on the 21Oth day and not later than the close of business on the 150th day prior to the first anniversary of the date of the preceding year's  annual meeting of shareholders. Therefore, any notice containing nominations for the Annual Meeting must have been submitted by a  shareholder of record between September 29,2016 and November 28,2016.

Wintergreen's letters also failed to comply with the information requirement set forth in §1.11(b)(2)(A)(v) of the Bylaws, which requires "a description of all direct and indirect compensation and other material monetary agreements, arrangements  and understandings during the past three years, and any other material relationships,  between or among such shareholder and beneficial owner, if any, on whose behalf the nomination is being made, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith," and the nominations therefore are also defective on that basis.

The Board has considered the foregoing and concluded that the Company's Bylaws should be applied consistently to avoid creating a precedent of waiving compliance issues, consistent with §1.11(f) of the Bylaws, which says, "At a meeting of shareholders,  the chairman of the board shall declare out of order and disregard any nomination or other proposal not made in compliance with the foregoing procedures." Therefore, Wintergreen's nominees will not be voted on at the Annual Meeting.

The Board notes that Wintergreen stated in its letters that "Wintergreen's nominees will seek to complete the mandate to maximize shareholder value through the sale of CTO or through the liquidation of CTO's assets in a transparent and shareholder friendly manner." As detailed in the press release issued on December 14,

2016, the Company conducted a thorough review earlier this year, overseen by a

Special Committee composed of independent directors, and assisted by its independent financial advisor, Deutsche Bank, to assess whether it would be in the best interests of all of the Company's shareholders to proceed with the sale of the Company or liquidation of its assets.  After a deliberate and comprehensive  process, the Special Committee and the Board determined that neither of the two offers received to acquire the Company provided a meaningful premium for shareholders. In fact, the all-stock offers represented less than a 5o/o premium to the trading price of the Company's stock at the time of the offers. With due consideration of the process,

the Board determined that a sale or liquidation of the Company would not be in the best interests of the Company's shareholders at this time.  The Board believes that Wintergreen's desire for a prompt sale or liquidation of the Company, while it may serve Wintergreen's own needs, will not serve the best interests of all shareholders.

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Of course, the Board remains open at all times to a strategic transaction that is in the interests of all the Company's shareholders.

The Company would like to return to the positive relationship with Wintergre.en that prevailed during the first four years of the Company's new management.  The Board believes that Wintergreen and the Company have a mutual interest in a negotiated resolution that will serve the interests of Wintergreen and the Company, and avoid the substantial expense that the Company will incur if there is continued conflict.  The Company would also be interested in potentially repurchasing all or a significant portion of the CTO shares owned by Wintergreen at a  mutually agreeable price. We will look forward to hearing from you regarding Wintergreen's willingness to enter into negotiations with the Company to seek a way forward.

Very truly yours,

/s/ Robert B. Robbins

Robert B. Robbins

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